EXHIBIT 99.1

For Release-3/8/05
Contact: Shannan B. Guthrie
Public Relations Manager
717/ 354-3612 or sbguthrie@bbnb.com

PennRock Declares Cash Dividend
for First Quarter of 2005

BLUE BALL, PA—The Board of Directors of PennRock Financial Services Corp. (Nasdaq: PRFS), parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc., declared a cash dividend on March 8, 2005 of $ .22 per share. The dividend applies to all shareholders of record as of March 22, 2005 and is payable on
April 05, 2005. Shareholders will receive $ .22 for each share of PennRock stock owned as of the record date.

In the fourth quarter of 2004, PennRock Financial Services Corp. announced the signing of a Definitive Agreement with Community Banks, Inc. (Community) in Harrisburg, PA, in which both companies will operate under Community’s charter. The consummation is anticipated for the second quarter of 2005 following regulatory and shareholder approvals. More information about Community is available at www.communitybanks.com.

PennRock Financial Services Corp., headquartered in Blue Ball, PA is a bank holding company with over $1.1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc. Blue Ball National Bank provides a broad range of banking services to consumers, small businesses and corporations through 19 offices in south-central and southeastern Pennsylvania. PennRock Financial Advisors, N.A. offers asset management, corporate retirement plan administration, third party administration, and investment management & trust services to clients in southeastern Pennsylvania, New Jersey and Delaware. PennRock Insurance Group, Inc. sells annuities and life insurance products. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.

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